Exhibit 10.5

SPONSOR SHARE FORFEITURE AGREEMENT

December 22, 2016

Hennessy Capital Acquisition Corp. II

700 Louisiana Street, Suite 900

Houston, Texas 77002

Daseke, Inc.

15455 Dallas Parkway, Suite 440

Addison, TX 75001

Re: Forfeiture of Founder Shares

Gentlemen:

Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among Hennessy Capital Acquisition Corp. II, a Delaware corporation (“Parent”), HCAC Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent, Daseke, Inc., a Delaware corporation (the “Company”), and Don R. Daseke, solely in his capacity as the Stockholder Representative pursuant to Section 11.01 thereof. Capitalized terms used herein, but not defined herein, shall have the meanings ascribed to them in the Merger Agreement.

In order to induce the Company and Parent to enter into the Merger Agreement and to proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Hennessy Capital Partners II LLC, a Delaware limited liability company (the “Sponsor”), and Parent hereby agree, pursuant to this letter agreement (this “Letter Agreement”), for the benefit of the Company, as follows:

1.	Immediately prior to (and contingent upon) the Closing, the Sponsor shall forfeit to Parent the number of shares of Founder Common Stock equal to (a) 2,274,988, less (b) fifty percent (50.0%) of the Utilization Fee Shares (as defined in the Backstop and Subscription Agreement (“Backstop Agreement”), dated the date hereof, among Parent, the Sponsor and the signatories thereto) (such shares, the “Founder Forfeited Shares”, and such forfeiture, the “Forfeiture”).

2.	To effect the Forfeiture, immediately prior to (and contingent upon) the Closing: (a) the Sponsor shall transfer the Founder Forfeited Shares to Parent for cancellation and in exchange for no consideration; (b) Parent shall immediately retire and cancel all of the Founder Forfeited Shares (and shall direct Parent’s transfer agent (or such other intermediaries as appropriate) to take any and all such actions incident thereto); and (c) the Sponsor and Parent each shall (i) take such actions as are necessary to cause the Founder Forfeited Shares to be retired and canceled, after which the Founder Forfeited Shares shall no longer be issued or outstanding and (ii) provide the Company with evidence that such retirement and cancellation has occurred.

3.

At Closing, Parent shall issue such number of new shares of Parent Common Stock equal to (a) 2,274,988, less (b) fifty percent (50.0%) of the Utilization Fee Shares (as defined in the Backstop Agreement) as part of the Closing Parent Stock Consideration to the Common Stockholders of the Company in accordance with, and subject to, the terms and conditions of the Merger Agreement.

4.	Prior to the Closing, the Sponsor shall not, directly or indirectly, transfer or otherwise dispose of the Founder Forfeited Shares other than pursuant to the Forfeiture.

5.	The Sponsor hereby represents and warrants to the Company, as of the date hereof and as of the Closing, that the Sponsor owns, and holds of record, all of the Founder Forfeited Shares, free and clear of all Liens and other obligations in respect of the Founder Forfeited Shares.

6.	This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

7.	No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of each of the other parties hereto. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor and Parent and their respective successors and assigns.

8.	This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable Law exclusive jurisdiction of such action is vested in the federal courts, then the United States District Court for the District of Delaware, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (ii) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

9.

Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

10.	This Letter Agreement shall immediately terminate, without any further action by the parties hereto, at such time, if any, that the Merger Agreement is terminated in accordance with its terms.

[Signature page follows]

Sincerely,

HENNESSY CAPITAL PARTNERS II LLC

By: Hennessy Capital LLC, its managing member

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Managing Member

HENNESSY CAPITAL ACQUISITION CORP. II

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Chief Executive Officer

Acknowledged and Agreed: DASEKE, INC.

By:	/s/ R. Scott Wheeler
Name:	R. Scott Wheeler
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Sponsor Share Forfeiture Agreement]